UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2008

EXPRESSJET HOLDINGS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-31300 (Commission File Number)	76-0517977 (IRS Employer Identification No.)

700 North Sam Houston Parkway West, Suite 200 Houston, Texas (Address of principal executive offices)		77067 (Zip Code)

832-353-1000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01     Entry into a Material Definitive Agreement

            On June 5, 2008, we amended and restated our existing capacity purchase agreement (“CPA”) with Continental Airlines, Inc. (“Continental”), which had previously been amended and restated as of April 17, 2002, and amended several times thereafter (the “Prior CPA”).  The press release announcing this new CPA (the “New CPA”) has been previously filed as Exhibit 99.1 to a Form 8-K dated June 5, 2008 and filed on June 6, 2008 and is incorporated herein by reference.

            Prior to 2007, we derived substantially all of our revenue from the Prior CPA.  Although we diversified to provide airline services to a broader range of customers during 2007, a significant portion of our revenue and cash flows is still attributable to the Continental CPA.  Under the CPA, we operate flights on behalf of Continental as “Continental Express.”  Continental controls and is responsible for scheduling, marketing, pricing and managing seat inventories and is entitled to all passenger revenue associated with these flights.  We also have various other agreements with Continental that historically have helped govern our relationship.  Some of those agreements were also amended on June 5, but those amendments are deemed immaterial for this filing.

            The New CPA contains the following terms that change our relationship with Continental.

            Term.  The effective date of the New CPA is July 1, 2008, and it is scheduled to run through June 30, 2015.  Neither party has the right to unilaterally extend or renew the term.  The agreement continues to provide for a wind-down period following the expiration of the term, with no more than 15 aircraft exiting the Continental Express fleet per month.  The Prior CPA was scheduled to expire December 31, 2010, subject to Continental’s right to extend it for up to an additional 20 years.

            Payment.  The new agreement is based on fixed block hour rates that divide expenses into three categories as follows:

Type of Cost	Cost Components
Continental Expenses – Continental will pay these expenses directly and, as of July 1, 2008, they will no longer appear on our income statement for our Continental Express flying.

     Aircraft rent; fuel and into-plane expenses; passenger and cargo revenue-related expenses; and technology services provided by Continental.

     For stations not managed by ExpressJet; costs will include: facility fees, ground handling, aircraft appearance costs glycol, de-icing and snow removal costs; and third-party security and screening expenses.

Reconciled Expenses – We will pay these expenses, which will be reconciled with Continental; however, we will earn no margin on these expenses.

     Taxes (other than income taxes); landing fees; passenger liability, hull and war risk insurance costs; international navigation fees; landing gear overhaul and limited life part costs; engine limited life part costs; regional jet engine expenses under current long-term, third-party contracts; depreciation expense; and routine aircraft paint costs.

     For stations managed by ExpressJet; reconciled expenses will include: facility fees, ground handling, including airport agent wages; aircraft appearance costs glycol, de-icing and snow removal costs; and third-party security and screening expenses.

Managed Expenses – These expenses will be a component of the fixed block hour rates that we must manage to earn a margin under the New CPA.	Wages, maintenance and overhead

            The fixed block hour rates, which will be subject to an annual adjustment tied to a consumer price index (capped at 3.5% per annum), are considerably lower than the rates under the Prior CPA (although they are comprised of much different services) and will result in lower overall revenues.  At this time, it is difficult to quantify the overall financial impact of the changes because the two contracts are substantially different and will depend, in part, on the timing of our fleet changes and how successful we are in reducing the costs discussed below.  Although revenue will decline sharply, corresponding costs will also decline.  Under our prior CPA we derived significant amounts of revenue from the reimbursement, plus a 10% margin, for aircraft rent, fuel and other expenses.  As noted above, those expenses, and the corresponding revenue, will no longer be reflected on our financial statements as they will be incurred directly by Continental.  Moreover, the rates we earn will be fixed and not tied to our expenses; consequently, we could be unprofitable if we do not manage our costs appropriately.

            We will need to aggressively reduce managed expenses under the New CPA as aircraft are removed from service and returned to Continental.  In addition to reducing volume-related costs as a result of the decrease in our flying, we will also need to reduce overhead expenses consistent with the operation of a smaller fleet.  With 205 aircraft operating under the New CPA, and 245 aircraft in our total fleet, we need to reduce our annual operating costs by approximately $100 million to be profitable.  A significant portion of that amount will be volume-driven, but we anticipate that overhead reductions will comprise at least 35% of that amount, which we intend to address through a reduction in force, wage concessions and other expense reductions.  There can be no assurance that we will be successful in reducing our expenses or that we will be profitable in the future.

            Continental has advised us that it intends to solicit requests for proposal for ground handling services necessary to transition each airport we currently handle prior to December 31, 2008, and the parties have agreed to use good faith efforts to cause these transitions to be completed by March 31, 2009.  Additionally, Continental has agreed that it will afford us an opportunity to bid on any request for proposal it solicits for ground handling services at any airport that we currently handle.

            Fleet.   We will operate a minimum of 205 aircraft under the New CPA for the first year of the agreement.  At any time after the first anniversary, Continental has the right to remove up to 15 aircraft from the agreement so that we operate a minimum of 190 aircraft as Continental Express.  Continental has no further withdrawal rights under the New CPA after the first anniversary unless the agreement is terminated.

            We intend to return up to 39 aircraft previously released from the Prior CPA to Continental.  This includes at anytime prior to December 1, 2008, up to 29 aircraft that we currently fly under a pro-rate agreement with Delta, in our own branded network or in charter operations.  In addition, we may return any or all of the 10 aircraft that we currently fly under a CPA with Delta Air Lines, Inc. (“Delta”).  The Delta CPA aircraft may be returned at our option following termination or expiration of that agreement, which is currently set for July 1, 2009.

            Until we return these aircraft to Continental, the rent we pay will remain at the level established in the Prior CPA, including the 200 basis point increase incurred when we retained the aircraft in 2006.

            Under the New CPA, we will retain 30 of the 69 aircraft not currently flown under the Prior CPA.  The rent payable on these aircraft will be reduced from current rates for the term of the New CPA.  We do not have an option to return these aircraft to Continental until the expiration of the aircraft lease term.  We intend to use these aircraft in our revenue-risk flying and are currently evaluating our alternatives in light of the escalating fuel crisis confronting the entire airline industry.

            The New CPA provides that if at any time Continental proposes to engage any third party to operate on its behalf any of the aircraft in storage that we previously flew under the Prior CPA (and subsequently returned to Continental), then we may designate those aircraft to operate under the New CPA, potentially increasing the number of aircraft we fly above the 190 or 205 number.  However, if the aircraft Continental proposes to bring out of storage have not been operated on behalf of Continental at any time during the prior 12 months, and Continental has received a bona fide third party offer to operate them on economic terms more beneficial to Continental than the terms of the New CPA, then we will have to match those terms in order to include those aircraft under the New CPA.

            We do not have the right to retain any aircraft removed from the New CPA for use in our other operations if (i) they are removed by Continental as the result of its termination of the agreement for cause, (ii) we have already retained 150 aircraft, including the 30 being retained at reduced rent, or (iii) they are among aircraft owned by Continental, currently 18 aircraft.  In all other events, we can elect to retain any of the aircraft withdrawn from the New CPA, most likely upon termination of the agreement, either at the end of seven years or upon early termination.  In certain circumstances, in order to retain the aircraft we will have to provide Continental with a full release from the head lease for such aircraft.  Depending on the type of termination, there are procedures for notice and time for us to elect how many aircraft we will retain (with Continental selecting the individual aircraft and engines), wind-down schedules of differing lengths, and maintenance reimbursements.

            Hub Restrictions.  The New CPA continues to permit us to fly under our own code or on behalf of other airlines, but the restrictions on our flying into Continental’s hubs or other markets have been significantly reduced.  We are now only restricted from flying scheduled service under our own code into Continental’s existing hubs of Houston, Cleveland and Newark and other airports within 50 miles of those three hubs.  We are not restricted from operating charter services or flying for other carriers into any market.

            Most Favored Nation.  The “most-favored-nation” provision has been eliminated from the new CPA.

            Change of Control.  The change of control limitations have been substantially eased under the new CPA.

            The new CPA permits Continental to terminate upon an ExpressJet change of control, the definition of which has been substantially restricted and is now defined as:

(i)	a transaction in which we combine with a major network carrier (defined as seven U.S. airlines);
(ii)	a transaction in which we acquire ownership of 25% or more of a major network carrier;
(iii)	the indirect acquisition by a major network carrier of ownership of 25% or more of us;
(iv)	the sale of substantially all of our airline assets to a major network carrier;
(v)	the sale of substantially all of the airline assets of a major network carrier to us; or
(vi)	our entering into definitive agreements relating to the foregoing matters.

            Early Termination.  The New CPA removes Continental's ability to terminate the agreement without cause.

            Continental can still terminate the New CPA for cause or for our material breach (in most cases, which remains uncured for 90 days after we receive notice of the breach).  Several additional events that constitute material breach were added to the New CPA, including (i) our failure to complete (with certain exclusions) more than 97.5% of our scheduled flights for any two consecutive months, (ii) our failure to depart on time (with certain exclusions) for more than 82.5% of our scheduled flights for any 60 consecutive days, (iii) a non-carrier specific grounding of the type of aircraft we fly and (iv) change of control.

            We retain our ability to terminate the New CPA if Continental materially breaches it.

8.01     Other Events

Background of SkyWest Merger Proposal

            On April 7, 2008, we received an unsolicited, non-binding merger proposal from SkyWest, Inc. (“SkyWest”) to acquire ExpressJet for $3.50 per share in cash.  The SkyWest merger proposal was subject to numerous conditions that we could not immediately or unilaterally accept.  The conditions to the SkyWest proposal included the completion of due diligence by both SkyWest and Continental, the approval by SkyWest and Continental of a new CPA, and an amendment satisfactory to SkyWest to our collective bargaining agreement with our pilots.  Also on April 7, 2008, we received a letter from Continental confirming that it had negotiated a new CPA with SkyWest which would become effective upon a SkyWest acquisition of ExpressJet, and that Continental would consent to the change of control that would occur upon an acquisition of ExpressJet by SkyWest.  Continental’s April 7 letter further informed us that, absent our entry into a new CPA with Continental with savings of the magnitude Continental had negotiated with SkyWest, Continental intended to withdraw an additional 51 aircraft from our Prior CPA beginning in December 2009.  Although Continental’s April 7 letter also noted that it had the right to terminate the Prior CPA at any time, its letter stated that currently Continental anticipated letting the our Prior CPA expire in 2010.  A Special Committee of our board of directors, composed of four independent directors having no ties to our management, Continental or SkyWest, was appointed to address the SkyWest merger proposal.  The Special Committee was assisted by its financial advisor, Goldman, Sachs & Co. (“Goldman Sachs”), and its legal advisor, Abrams & Laster LLP.

            At a meeting on April 21, 2008, and following advice from its financial and legal advisors, the Special Committee focused on the deficiencies of the SkyWest merger proposal, steps that might be taken by the Special Committee to improve the proposal, and the potential advantages of a new CPA between us and Continental.  A senior Continental officer, the chairman of the Special Committee and a Goldman Sachs representative met later that day to discuss Continental’s potential interest in a new CPA with us.

            On April 25, 2008, the Special Committee announced that it had unanimously rejected SkyWest’s merger proposal and that the Special Committee had commenced a full review of strategic and operations alternatives available to ExpressJet, including immediately engaging in discussions with SkyWest regarding its merger proposal, as well as entering into discussions with Continental regarding a new CPA.  In making its determination to reject SkyWest’s merger proposal, the Special Committee considered all relevant factors, including the Special Committee’s recognition that, while a combination of ExpressJet and SkyWest would likely produce meaningful synergies, SkyWest’s proposal did not deliver the appropriate value of those synergies to our stockholders and the required change to the pilots’ terms of employment significantly reduced the likelihood that a transaction could be concluded.

            Following execution of confidentiality agreements by SkyWest and Continental on May 3, 2008, ExpressJet and the Special Committee, with the assistance of the Special Committee’s financial and legal advisors, devoted considerable time and effort to assist SkyWest and Continental, as well as their financial and legal advisors, in performing their due diligence and to address the other conditions to the SkyWest merger proposal.  The Special Committee and its advisors attempted repeatedly to secure the satisfaction or removal of the multiple conditions to the SkyWest offer.

            The chairman of the Special Committee and a Goldman Sachs representative met with a senior Continental officer on May 22 to present a new CPA proposal on our behalf.  After Continental informed us on May 23 that it was interested in negotiating a new CPA, senior officers of Continental and ExpressJet conducted negotiations during the week of May 26.  In late-May, Continental informed us that it desired a prompt decision from us regarding the terms of a new CPA with Continental.  On May 30, 2008, the Master Executive Council of our pilots union notified SkyWest of the Council’s intent not to pursue further discussions on the amendment to our collective bargaining agreement with our pilots.  Following the pilots’ notification to SkyWest, we engaged in intensive negotiations with Continental over the terms of a new CPA.  During the course of these negotiations, our board of directors was advised that Continental planned to terminate the current CPA if a new agreement could not be approved immediately by both companies.

            During the week of June 2, 2008, the Special Committee, through its financial advisors at Goldman Sachs, twice requested that SkyWest clarify the status and terms of SkyWest’s merger proposal.  SkyWest responded by reaffirming that its merger proposal continued to be conditioned on completion of due diligence, the finalization of a CPA between itself and Continental, and acceptance by our pilots of new employment terms.

            On the evening of June 4, 2008, SkyWest forwarded a letter to the Special Committee expressing SkyWest’s continued interest in acquiring ExpressJet and reaffirming that SkyWest’s merger proposal remained conditioned on the completion of due diligence by SkyWest, the finalization of a CPA between SkyWest and Continental, and the acceptance by our pilots of new employment terms.  That night, following receipt of SkyWest’s letter, the Special Committee asked SkyWest to respond with its best and final offer to acquire ExpressJet and to remove as many conditions as possible to its merger proposal.  We also secured a one-day extension to June 5, 2008, of Continental’s request for our board to decide on a new CPA between Continental and ExpressJet.  Shortly after midnight on June 5, 2008, SkyWest offered a “floor price” of $2.75 per share in cash, conditioned on our pilots approving new employment terms, completion of negotiations between SkyWest and Continental on a new CPA, and the completion of SkyWest’s due diligence.

            Based on the consideration by the Special Committee and the board, at meetings on June 4 and 5, 2008, of all relevant factors, including the serious concern that Continental would immediately terminate our existing CPA unless we approved on June 5 a new agreement with Continental, and taking into account the multiple benefits to ExpressJet resulting from the new CPA with Continental, the Board determined on June 5 to authorize the new CPA.  We signed the new CPA with Continental on June 5, 2008, and, on June 6, SkyWest announced that it had determined not to pursue the acquisition of ExpressJet.

9.01     Financial Statements and Exhibits

99.1     Press Release dated June 5, 2008 (incorporated by reference from Exhibit 99.1 to Current Report on Form 8-K dated June 5, 2008 and filed June 6, 2008)

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRESSJET HOLDINGS, INC. (Registrant)
Date: June 11, 2008	/s/ Frederick S. Cromer
Frederick S. Cromer Vice President and Chief Financial Officer